Exhibit 99.1

SurModics Announces Enrollment of First Patients in Phase I Clinical Trial of the I-vation™
Intravitreal Implant for the Treatment of Diabetic Macular Edema

EDEN PRAIRIE, Minnesota — July 11, 2005 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, announced today that the first clinical implants of its I-vation™ Intravitreal Implant have been completed. The implantation procedures are part of a Phase I Clinical Study assessing the safety and tolerability of the implant in patients with Diabetic Macular Edema (DME) under an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA). The drug delivery systems were implanted by Herbert Cantrill, M.D. and David Williams, M.D., retinal surgeons from VitreoRetinal Surgery, P.A. in Edina, Minnesota. The intravitreal implant is one of the drug delivery technologies that was acquired by SurModics in January of this year in connection with the acquisition of InnoRx, Inc., a drug delivery company that develops novel therapies for the ophthalmology market.

Dr. Cantrill remarked, “It was exciting for the doctors at VitreoRetinal Surgery to perform the first I-vation implant. The implant was easily inserted during a brief outpatient surgical procedure using local anesthesia. Early follow-up has shown the implant to be well tolerated.”

Eugene de Juan, Jr., M.D., Founder of InnoRx and world renowned retinal surgeon and inventor, commented, “The first clinical experiences with the I-vation Intravitreal Implant went remarkably well. For patients with serious retinal conditions such as DME and age-related macular degeneration (AMD), and for the physicians who treat them, this drug delivery system offers enhancements over currently available therapies. The market has confirmed the current need for novel approaches to ocular drug delivery, and I believe SurModics is well positioned to take advantage of this opportunity.”

“Today’s announcement represents a significant milestone for SurModics, and the culmination of over three years of work with InnoRx prior to our acquisition earlier this year,” said Paul Lopez, President of SurModics’ Ophthalmology Division. “Commencement of our Phase I study moves us one step closer to our ultimate goal of solving the problem of sustained delivery of various therapies in the eye, a significant unmet clinical need. We believe that our efforts in the ophthalmology market will strengthen our pipeline and deepen our ability to exploit the convergence of drugs and devices with multiple customers.”

The I-vation Intravitreal Implant is a drug delivery system that delivers drug on a sustained release basis for well over a year, can be implanted in a minimally invasive procedure, and may be removed once the drug has been fully released. Currently, the majority of treatments being developed for AMD and DME require repeat injections into the eye every one to three months, often with a suboptimal drug dosing profile. Replacing multiple injections with a single implant providing long-term, controlled drug release could represent a significant advance in therapeutic treatment, including improved patient compliance, reduced side effects and greater efficacy.

The InnoRx technology can be used in combination with drugs developed by other companies to offer sustained release drug delivery platforms for their drugs. The platform nature of this technology, called the InnoRx® Sustained Release System, can utilize one of SurModics’ eight drug delivery polymer matrix technologies, including the Bravo™ polymer matrix, which is currently used on the Cypher® Sirolimus-Eluting Coronary stent from Cordis Corporation, a Johnson & Johnson company.

SurModics’ initial focus will be to utilize InnoRx’s technology platform to treat AMD and DME, two of the leading causes of blindness. According to industry analysts, these retinal diseases affect more than 15 million people in the U.S. and represent a market opportunity projected to reach $2.5 billion to $7.0 billion within six years.

About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies, in the areas of biocompatibility, site-specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. A significant portion of SurModics’ revenue is generated by royalties from the sale of commercial products resulting from its corporate relationships. Recent collaborative efforts include the implementation of the SurModics’ Bravo™ drug delivery polymer matrix as a key component in the first-to-market drug-eluting coronary stent. SurModics is headquartered in Minneapolis, MN and more information about the company can be found at www.surmodics.com. The content of

SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.

Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact
Phil Ankeny, Chief Financial Officer and Vice President, Business Development
(952) 829-2700